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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
E&S Holdings Corporation:


We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-14569) of E&S Holdings Corporation and subsidiaries (the "Company") on Form S-4 of our report dated October 28, 1996 appearing in the Prospectus, which is part of this Amendment No. 2 to the Registration Statement, and of our report dated October 28, 1996 relating to the consolidated financial statement schedule appearing elsewhere in this Amendment No. 2 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Tampa, Florida
December 11, 1996